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                                                                     EXHIBIT 5.1

      [LETTERHEAD OF ARENT FOX KINTNER PLOTKIN & KAHN, PLLC APPEARS HERE]


                                 June 11, 1998



Euronet Services Inc.
H-1027 Budapest
Horvat u. 14-24
Hungary

Gentlemen:

     In connection with the proposed public offering Euronet Services Inc. (the "Company") of Units consisting of Senior Discount Notes due 2006 (the "Senior Notes") and Warrants to purchase shares of Common Stock, par value $0.01 per share (the "Common Stock"), in the Company for an aggregate amount of approximately Deutsche Marks 177,000,000 pursuant to Registration Statement No. 333-48309 filed with the Securities and Exchange Commission on March 20, 1998, as amended by Amendment No. 1 filed May 6, 1998, Amendment No. 2 filed May 12, 1998, Amendment No. 3 filed June 8, 1998 and Amendment No. 4 dated June 11, 1998, we, as counsel for the Company, have examined such corporate documents, certificates and other documents, and such questions of law as we consider necessary and appropriate for purposes of this opinion.

     On the basis of such examination, we advise you that, in our opinion,

     (i) the Senior Notes when sold and issued as contemplated by the Registration Statement and in accordance with the terms and provisions of the Indenture filed as a exhibit thereto, will be binding obligations of the Company in accordance with their terms;

     (ii) the Warrants when sold and issued as contemplated by the Registration Statement, and in accordance with the Warrant Agreement filed as an exhibit thereto, will be binding obligations of the Company in accordance with their terms; and

     (iii) the shares of Common Stock when sold and issued on exercise of the Warrants, and in accordance with the terms of the Warrant Agreement, will be validly issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our Firm under the caption "Legal Matters" in the Prospectus forming a part of such Registration Statement.


                                 Very truly yours,



                                 ARENT FOX KINTNER PLOTKIN & KAHN, PLLC